EXHIBIT 99.1

FROM:  Blackhawk Bancorp, Inc.
       400 Broad Street, Beloit, WI 53511

                             FOR IMMEDIATE RELEASE

Contact:  Todd J. James - Executive Vice President and CFO
Phone:    608-299-3476
Fax:      608-364-1500

                 BLACKHAWK BANCORP, INC. REPORTS 2003 EARNINGS

     Beloit, WI February 10, 2004 - Blackhawk Bancorp, Inc. (OTC: BKHB) reported diluted earnings per share of $0.10 for the fourth quarter of 2003 compared to $0.07 per share in the fourth quarter of 2002. For the full year ended December 31, 2003 diluted earnings per share were $0.48, a 4% decrease from $0.50 per share in 2002. The decrease in earnings per share for the year was due to lower net interest margin on earning assets and increased expenses to integrate the acquired operations of DunC Corp. and its subsidiary First Bank, bc. Net income for the fourth quarter was $246,000 compared to net income of $187,000 in the fourth quarter of 2002. The 2002 fourth quarter earnings included a $167,000 after-tax charge to write off a receivable related to a breach of contract claim against a former provider of data processing services. Blackhawk's net income for the full year was $1,211,000, a 2% decrease from $1,236,000 in 2002.

     Commenting on the results, R. Richard Bastian, III, the company's President and Chief Executive Officer, said "The company dedicated substantial resources during the second half of the year to successfully integrate the First Bank acquisition. This produced a significant drag on short term earnings, including direct expenses incurred and missed opportunities due to the level of management and line staff time dedicated to the effort. However," he added, "the integration is substantially complete and has gone extremely well. We expect to realize benefits from the acquisition as early as the first quarter of 2004."

     Net interest income for fourth quarter 2003 of $3,110,000 is up $424,000, or 16%, from a year ago, primarily due to the earning assets and funding obtained in the First Bank acquisition. The net interest margin decreased to 3.46% for the fourth quarter of 2003 compared to 3.67% for the same period in 2002. The decrease in margin was primarily due to loan run-off and asset re-pricing experienced throughout 2003. The reinvestment and re-pricing of these assets resulted in an 81 basis point decrease in the yield on average earning assets to 5.46% for the fourth quarter of 2003 compared to 6.27% a year ago. The average rate paid on interest bearing liabilities, however, decreased only 67 basis points to 2.21% compared to the fourth quarter of last year. The prolonged, historically low interest rate environment has impacted the company's ability to continue lowering funding costs.

     Total average loans for the fourth quarter of 2003 increased by $43.7 million, or 23% to $237.8 million compared to $194.1 million for the fourth quarter of 2003. Excluding the $45.9 million of loans obtained in the First Bank acquisition, average total loans decreased by $2.2 million compared to the fourth quarter of 2002. Total average loans for the year ended December 31, 2003 increased $2.3 million, or 1% compared to the prior year. Excluding the annualized impact of the First Bank loans acquired on September 30, 2003, total average loans decreased $9.2 million or 5%.

     Total average deposits increased by $73.6 million, or 30% to $316.9 million for the fourth quarter of 2003 compared to $243.3 million for the same period in 2002. Excluding the $64.2 million of deposits assumed in the First Bank acquisition, total average deposits increased $9.4 million, or 4% compared to the fourth quarter of 2002.

     The provision for loan losses of $143,000 for the quarter was $178,000, or 55% lower than the 2002 fourth quarter provision. For the year ended December 31, 2002 the provision for loan losses was $650,000, a $354,000, or 35% decrease from the 2002 provision of $1,004,000.

     "We have devoted substantial time and resources to improved credit quality," explained Bastian. "Net charge-offs for the year were $316,000 compared to $1,329,000 in 2002. We are pleased with our progress in this area, especially during this time of economic weakness in our primary markets." At December 31, 2003, the allowance for loan losses to total loans equaled 1.41% compared to 1.10% and 1.35% at December 31, 2002 and September 30, 2003, respectively.

     Non-interest income for the fourth quarter of 2003 increased $113,000, or 13% to $981,000 compared to $868,000 for the fourth quarter of 2002. The increase is primarily due to the First Bank acquisition, and is partially offset by a $49,000 reduction in gain on sale of loans, due to a slowdown in mortgage refinance activity.

     Total operating expenses for the fourth quarter increased by $631,000, or 20.4% to $3,717,000 compared to $3,086,000 a year ago. The overall increase reflects the additional operating expenses related the First Bank operations acquired on September 30, 2003. It also includes approximately $140,000 of additional integration related expenses.

     Blackhawk Bancorp, Inc. is the parent company of Blackhawk State Bank, which operates eleven office locations in south central Wisconsin and north central Illinois. The stock of Blackhawk Bancorp, Inc. is publicly traded on the Over the Counter Market under the symbol BKHB.

     When used in this communication, the words "believes," "expects," and similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.